UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): July 1, 1998


                             BANKNORTH GROUP, INC.
            (Exact name of registrant as specified in its charter)


           Delaware                      0-18173                03-0321189
 (State or other jurisdiction    (Commission File Number)      (IRS Employer
       of incorporation)                                    Identification No.)


                             Banknorth Group, Inc.
                              300 Financial Plaza
                                 P.O. Box 5420
                           Burlington, VT 05401-5420
                   (Address of principal executive offices)


      Registrant's telephone number, including area code: (802) 658-9959


                                Not applicable
         (Former name or former address, if changed since last report)

Item 5.  Other Events
---------------------

On July 1, 1998, Banknorth Group, Inc. (the Company) issued a press release announcing it entered into a definitive agreement with BankBoston, N.A. to purchase the bank's Berkshire County, Massachusetts, operations. Banknorth will pay $52.5 million to acquire ten full-service branches and one limited service branch, approximately $285 million in deposits, $78 million in commercial loans, $40 million of consumer loans, and Private Banking services that include an investment management portfolio of approximately $1.0 billion.

The loans and deposits will be acquired by Banknorth's Massachusetts subsidiary, First Massachusetts Bank, N.A., based in Worcester, Massachusetts. The Private Banking business will be acquired by Banknorth's trust and investment subsidiary, The Stratevest Group, N.A.

The acquisition, Banknorth's second in Massachusetts, is subject to regulatory approvals and is expected to close prior to year end. Additional information about the transaction is contained in the Company's press release, filed as an Exhibit to this Report.


Item 7.  Financial Statements and Exhibits
------------------------------------------

      (c)   Exhibits.

            (99)  Press release dated July 1, 1998

[LOGO]   Banknorth Group
         News Release
         300 Financial Plaza, P.O. Box 5420
         Burlington, VT  05401


For Release:   July 1, 1998, 4:00 pm EDT

Contact:       William H. Chadwick           Thomas J. Pruitt
               President & CEO               EVP & CFO
               (802) 860-5560                (802) 860-5585


                        BANKNORTH ANNOUNCES ACQUISITION
                   Purchases BankBoston's Berkshire Branches

BURLINGTON, VT, July 1, 1998- Banknorth Group, Inc. [NASDAQ-BKNG] today announced that it has entered into a definitive agreement with BankBoston, N.A. to purchase the bank's Berkshire County, Massachusetts, operations. Under the terms of the agreement, BankBoston's complete Berkshire County franchise, including retail, consumer, small business and commercial lending will become part of Banknorth's affiliate First Massachusetts Bank, N.A. The Private Banking, trust and investment management business will become part of the Stratevest Group, N.A., Banknorth's trust and investment management subsidiary. The local executive team, led by Regional President Steven H. Massicotte, and all 110 BankBoston employees in the Berkshires will be retained. Making the announcement was William H. Chadwick, president and chief executive officer.

      Banknorth will pay $52.5 million to acquire ten full-service branches, approximately $285 million is deposits, $78 million in commercial loans, $40 million of consumer loans, and Private Banking services that include an investment management portfolio of approximately $1.0 billion. The acquisition, Banknorth's second in Massachusetts, is subject to regulatory approvals and is expected to close prior to year end.

      Total assets of Banknorth at June 30, 1998, were $2.9 billion. Total assets acquisition will be approximately $3.2 billion. Banknorth will consummate the transaction without raising additional capital. One-time expenses of the transaction should not exceed approximately $2.0 million. After the one-time charges, the transaction should be immediately accretive to earnings.

      Mr. Chadwick, in commenting on this announcement, stated, "BankBoston's Berkshire operation fits perfectly with our style of community banking. Their strong market presence and experienced banking professionals in the Berkshires add considerable value to our Company. We intend to continue to provide to the Berkshire customers a sophisticated line of commercial and retail banking services including automated cash management, telephone banking and ATM's, as well as the additional flexibility and convenience afforded by local pricing and credit decisions. Through Steve and the other Berkshire professional bankers, we look forward to joining the community, maintaining BankBoston's philanthropic commitment and contributing to future growth and development."

      Banknorth Group, Inc. is a financial services company headquartered in Burlington, VT. The Company offers a full range of banking and financial management services through its seven community banks, Banknorth Mortgage Company, and The Stratevest Group, N.A. a trust and investment management company. Its customers' banking needs are served 24 hours a day through an automated telephone banking system and ATM network, and during business hours through 60 banking offices located in Massachusetts, New Hampshire, and Vermont.

      The news release contains certain forward-looking statements regarding the future performance of the Company. All forward-looking information is inherently uncertain and the actual results may differ substantially from the assumptions, estimates, or expectations reflected or contained in the forward-looking information.

                                                      Approximate
                                                     Total Deposits
       Location                                      ($in millions)
       ------------------------------------------------------------

       Adams                                             $ 17.6
       Dalton                                              19.3
       Great Barrington                                    32.1
       North Adams                                         26.0
       North Adams (Stop & Shop)                             .2
       Pittsfield - West Street                            80.1
       Pittsfield - Elm Street                             21.7
       Pittsfield - Coltsville                             15.2
       Pittsfield - Dan Fox Drive                           5.0
       Pittsfield - North Street                           27.8
       Sheffield                                            9.2
       Williamstown                                        30.8
                                                         ------
                                                         $285.0



                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.


                                        BANKNORTH GROUP, INC.

Date:  July 20, 1998                    By /s/ THOMAS J. PRUITT
                                           ---------------------------------
                                               Thomas J. Pruitt
                                               Executive Vice President &
                                               Chief Financial Officer